CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions “Senior Securities” and "Independent Registered Public Accounting Firm" and to the inclusion of our reports (a) dated December 26, 2012 with respect to the consolidated balance sheets of MVC Capital, Inc. as of October 31, 2012 and 2011, and the related consolidated statements of operations, cash flows and changes in net assets for each of the three years in the period ended October 31, 2012, and the consolidated selected per share data and ratios for each of the five years in the period ended October 31, 2012, (b) dated December 26, 2012 with respect to the effectiveness of internal control over financial reporting of MVC Capital, Inc. as of October 31, 2012, and (c) dated January 23, 2013 with respect to the Senior Securities table of MVC Capital, Inc. as of October 31, 2012, included in the Pre-Effective Amendment No. 1 to the Registration Statement (Form N-2 No. 333-184803).

New York, New York
January 23, 2013